Exhibit 99.2

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

March 4, 2016

Board of Directors

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Re:	Initially Filed Registration Statement on Form S-4 of Allergan plc, filed March 4, 2016 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 22, 2015 (“Opinion Letter”), with respect to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.05 per share, of Pfizer Inc. (the “Company”) of the Common Stock Merger Consideration (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of November 22, 2015 by and among Allergan plc (“Allergan”), Watson Merger Sub, Inc., a wholly owned subsidiary of Allergan, the Company and, solely for purposes of Section 8.2 of the Agreement and, to the extent related thereto, Article IX of the Agreement, Allergan Medical Sàrl.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that Allergan has determined to include our opinion in the Registration Statement. Our opinion is not intended to, and may not, be relied upon by Allergan. We hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Pfizer’s Financial Advisors,” “The Transactions — Background of the Merger,” “The Transactions — Recommendation of the Pfizer Board of Directors and Pfizer’s Reason for the Merger” and “The Transactions — Opinion of Pfizer’s Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC